Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-155087, 333-137650, 333-129946, 333-66454, 333-116966, 333-172071, 333-192637 and 333-194098) on Form S-8 of Measurement Specialties, Inc. of our report dated 18 July 2014, with respect to the consolidated balance sheet of Wema System AS as of 31 December 2013, and the related consolidated statements of income and cash flows for the year then ended, prepared in accordance with accounting standards and practices generally accepted in Norway, which report appears in the Form 8-K/A of Measurement Specialties, Inc. dated 7 August 2014.

Our qualified report dated 18 July 2014 contains an explanatory paragraph that states the following:

Accounting standards and practices generally accepted in Norway require that consolidated financial statements be presented with comparative financial information. These consolidated financial statements have been prepared as of and for the year ended 31 December 2013 solely for the inclusion in the U.S. Securities and Exchange Commission filing of Measurement Specialties, Inc. Accordingly, no comparative financial information is presented.

Our report dated 18 July 2014 also contains the following explanatory paragraph:

The Company prepared its consolidated financial statements in accordance with accounting standards and practices generally accepted in Norway, which differs from U.S. generally accepted accounting principles. Our opinion is not modified with respect to this matter.

Bergen, Norway, 7 August 2014

KPMG AS

/S/Anfinn Fardal

Anfinn Fardal

State authorised public accountant